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                                                                   EXHIBIT 12.1
               Computation of Ratio of Earnings to Fixed Charges
                         (in thousands, except ratios)

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
                                                                                                               Fiscal Quarter
                                                             Fiscal Year Ended August                          Ended November
                                         --------------------------------------------------------------    ----------------------
                                            2000         2001          2001*        2002         2003         2004         2003
                                         (52 weeks)   (52 weeks)    (52 weeks)   (53 weeks)   (52 weeks)   (12 weeks)   (12 weeks)
                                         ----------   ----------    ----------   ----------   ----------   ----------   ---------
Earnings:
  Income before income taxes              $ 435,190    $ 287,026    $ 443,826    $ 691,148    $ 833,007    $ 194,845    $ 169,221

  Fixed charges                              97,520      121,141      121,142       98,688      121,129       28,753       27,021

  Less:  Capitalized interest                (2,773)      (1,380)      (1,381)        (437)        (791)        (126)        (117)
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
      Adjusted earnings                   $ 529,937    $ 406,787    $ 563,587    $ 789,399    $ 953,345    $ 223,472    $ 196,125
                                          =========    =========    =========    =========    =========    =========    =========

Fixed charges:

  Gross interest expense                  $  77,699    $  98,466    $  98,467    $  76,573    $  77,862    $  17,929    $  17,701

  Amortization of debt expense                2,209        4,202        4,202        3,893        8,773        2,456        1,525

  Interest portion of rent expense           17,612       18,473       18,473       18,222       34,494        8,368        7,795
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
     Total fixed charges                  $  97,520    $ 121,141    $ 121,142    $  98,688    $ 121,129    $  28,753    $  27,021
                                          =========    =========    =========    =========    =========    =========    =========

     Ratio of earnings to fixed charges         5.4          3.4          4.7          8.0          7.9          7.8          7.3
                                          =========    =========    =========    =========    =========    =========    =========

* Excludes the impact of the pretax restructuring and impairment charges of $156.8 million in fiscal 2001.
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